Exhibit 10.1
SUMMARY OF DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION
This summary sets forth the compensation of the Directors of Kimball Electronics, Inc. (the “Company”). The summary also includes compensation of the Company’s current Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers, who will be referred to herein as our “Named Executive Officers.”
For a detailed description of the compensation arrangements that the Directors and Named Executive Officers participate in, refer to the Company’s registration statement on Form 10, which the Securities and Exchange Commission declared effective on October 7, 2014 (“Form 10”). The Company was a wholly owned subsidiary of Kimball International, Inc. (“former Parent”) and as of 5:00 p.m. New York time on October 31, 2014 became a stand-alone public company upon the completion of a spin-off from former Parent.
Director Compensation
All Outside (non-employee) Directors receive annual compensation of $75,000 for the year for service as Directors. For the initial organizational activities relating to the Spin, the Directors received a one-time addition to the annual retainer of $5,000. The Chairperson of the Audit Committee of the Board of Directors and the Chairperson of the Compensation and Governance Committee of the Board of Directors each receive an additional $10,000 annual retainer fee.
The Directors can elect to receive some or all of their annual retainer fees in shares of Common Stock under the Company’s 2014 Stock Option and Incentive Plan. Directors are also reimbursed for travel expenses incurred in connection with Board and Committee meeting attendance.
An Outside Director is a director who is not an employee of the Company or one of its subsidiaries. Donald D. Charron, Chairman of the Board and Chief Executive Officer, is a Director of the Company but does not receive compensation for his service as a Director.
Named Executive Officer Compensation
Base Pay
Periodically, the Compensation and Governance Committee of the Board of Directors reviews and approves the salaries that are paid to the Company’s executive officers. The following are the current annualized base salaries for the Company’s Named Executive Officers:

Donald D. Charron, Chairman of the Board, Chief Executive Officer	$642,876
John H. Kahle, Vice President, General Counsel and Secretary	$397,800
Steven T. Korn, Vice President, North American Operations	$288,132
Michael K. Sergesketter, Vice President, Chief Financial Officer	$262,704
Christopher J. Thyen, Vice President, Business Development	$265,668

Cash Incentive Compensation
Each of the Named Executive Officers was eligible to participate in former Parent’s Profit Sharing Incentive Bonus Plan (the “former Parent’s Plan”) during fiscal year 2014. Under the former Parent’s Plan, cash incentives are accrued annually and paid in five installments over the succeeding fiscal year. Except for provisions relating to retirement, death, permanent disability, and certain other circumstances described in a participant’s employment agreement, participants must be actively employed on each payment date to be eligible to receive any unpaid cash incentive installment. The total amount of cash incentives accrued and authorized to be paid to the Named Executive Officers based on former Parent’s fiscal year 2014 results is listed below. The Named Executive Officers received an installment of 50% of the payment in August 2014, 12.5% was paid in each of September 2014, January 2015, and April 2015, and the remaining 12.5% will be paid in June 2015.

Donald D. Charron, Chairman of the Board, Chief Executive Officer	$548,912
John H. Kahle, Vice President, General Counsel and Secretary	$338,130
Steven T. Korn, Vice President, North American Operations	$247,034
Michael K. Sergesketter, Vice President, Chief Financial Officer	$220,909
Christopher J. Thyen, Vice President, Business Development	$219,204
Stock Compensation
The Named Executive Officers may also receive a variety of stock incentive benefits under the Company’s 2014 Stock Option and Incentive Plan consisting of: incentive stock options, stock appreciation rights, restricted shares, unrestricted shares, restricted share units, or performance shares and performance units.
During August 2013, the Named Executive Officers were awarded grants of performance shares under former Parent’s 2003 Amended and Restated Stock Option and Incentive Plan (the “former Parent’s 2003 Plan”). Under the former Parent’s 2003 Plan, performance shares include both an annual performance share (“APS”) award and a long-term performance share (“LTPS”) award with one-fifth (1/5) of the LTPS award vesting annually over the succeeding five-year period.
The following table summarizes the performance shares issued in former Parent’s Common Stock during August 2014 to the Company’s Named Executive Officers pursuant to their August 2013 performance share awards, which were applicable to fiscal year 2014 performance under former Parent’s 2003 Plan:

	FY 2014 APS Grant (Shares Issued) (1)	FY 2014 LTPS Grant (Shares Issued) (1)
Donald D. Charron, Chairman of the Board, Chief Executive Officer	6,825	30,700
John H. Kahle, Vice President, General Counsel and Secretary	6,375	31,300
Steven T. Korn, Vice President, North American Operations	3,185	5,900
Michael K. Sergesketter, Vice President, Chief Financial Officer	3,185	5,900
Christopher J. Thyen, Vice President, Business Development	3,185	5,900

(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.
Pursuant to the Company’s 2014 Stock Option and Incentive Plan, performance shares include both an annual performance share (“APS”) award and a long-term performance share (“LTPS”) award with the award vesting annually over a specified period.
The following table summarizes the maximum number of performance shares granted in June 2014 and February 2015 to the Company’s Named Executive Officers for fiscal year 2015:

	APS Award (number of shares) (1)	APS Award (number of shares) (2)	LTPS Award (number of shares) (1)
Donald D. Charron, Chairman of the Board, Chief Executive Officer	10,282	—	32,980
John H. Kahle, Vice President, General Counsel and Secretary	10,282	—	32,980
Steven T. Korn, Vice President, North American Operations	4,850	5,563	6,596
Michael K. Sergesketter, Vice President, Chief Financial Officer	4,850	3,949	6,596
Christopher J. Thyen, Vice President, Business Development	4,850	4,237	6,596

(1) Shares granted in June 2014 for the fiscal year 2015 performance period under former Parent’s 2003 Plan in former Parent’s stock. On December 2, 2014, these outstanding awards were amended to provide an equitable adjustment and to be granted in the Company’s stock. These shares have been increased due to the spin-off by an adjustment factor of 1.94 in accordance with the terms of the plans.

(2) Additional shares granted in February 2015 for the fiscal year 2015 performance period under the Company’s 2014 Stock Option and Incentive Plan. The purpose is to bring certain members of the Company’s management team and other key employees closer to their market value for total compensation and compensation mix as well as to recognize exceptional performance and contributions during the spin-off.

The number of shares to be issued will be dependent upon the percentage payout under the Company’s 2014 Stock Option and Incentive Plan. The annual performance shares vest after the end of the Company’s fiscal year. Refer to the Company’s registration statement on Form 10 for further details.
Retirement Plans
The Named Executive Officers participate in a defined contribution, participant-directed retirement plan that all domestic employees are eligible to participate in (the “Retirement Plan”). The Retirement Plan provides for voluntary employee contributions as well as a discretionary Company contribution which is determined annually by the Compensation and Governance Committee of the Board of Directors. Each eligible employee’s Company contribution is defined as a percent of eligible compensation, the percent being identical for all eligible employees, including Named Executive Officers. Participant contributions are fully vested immediately, and Company contributions are fully vested after five years of participation. All Named Executive Officers are fully vested. The Retirement Plan is fully funded. For those eligible employees who, under the 1986 Tax Reform Act, are deemed to be highly compensated, their individual Company contribution under the Retirement Plan is reduced. For employees who are eligible, including all Named Executive Officers, there is a nonqualified, Supplemental Employee Retirement Plan (“SERP”) in which the Company contributes to the account of each individual an amount equal to the reduction in the contribution under the Retirement Plan arising from the provisions of the 1986 Tax Reform Act. The SERP investment is primarily composed of employee contributions.